Exhibit 99.1

Medifast, Inc. Announces Second Quarter 2020 Financial Results

BALTIMORE, Aug. 5, 2020 /PRNewswire/ -- Medifast (NYSE: MED), the company behind one of the fastest-growing health and wellness communities, OPTAVIA®, today reported results for the second quarter ended June 30, 2020.

Second Quarter 2020 Highlights Compared to Prior-Year Period

  Revenue increased 17.6% to $220.0 million
  19.3% growth in active earning OPTAVIA Coaches to 36,500
  Revenue per active earning OPTAVIA Coach increased 9.7% over the first quarter
  Net income increased 2.6% to $21.9 million
  Non-GAAP adjusted net income increased 7.8% to $23.1 million
  Earnings per diluted share ("EPS") of $1.86, an increase of 6.3%
  Non-GAAP adjusted earnings per diluted share of $1.96, a 12.0% increase

"This has been a strong quarter for Medifast, with strong demand and engagement among OPTAVIA Coaches and Clients helping to deliver meaningful revenue growth," said Dan Chard Chief Executive Officer of Medifast. "We have more active earning Coaches than at any point in our history, and Coach productivity is up substantially quarter-over-quarter near all-time highs. At a time when health and wellness is more important than ever to people in the United States and around the world, our service and products are clearly resonating with consumers who want to achieve lifelong transformation one healthy habit at a time."

"We have adapted well in the face of the COVID-19 pandemic, and the fundamentals of our business remain extremely positive. We are focused on our business goals, and we remain confident in our ability to deliver consistent long-term growth for our stockholders."

Second Quarter 2020 Results

Second quarter revenue increased 17.6% to $220.0 million from revenue of $187.1 million for the second quarter of 2019. OPTAVIA-branded products represented 83% of consumable units sold for the second quarter compared to 75% for the same period a year ago.

The total number of active earning OPTAVIA Coaches increased 19.3% to 36,500, compared to 30,600 for the second quarter of 2019. The average revenue per active earning OPTAVIA Coach was $5,851 compared to $5,863 for the second quarter last year. While productivity was flat to the same period last year, productivity increased 9.7% sequentially compared to first quarter 2020.

Gross profit increased 13.2% to $159.3 million from $140.7 million for the second quarter of 2019. The Company's gross profit as a percentage of revenue decreased 280 basis points year-over-year to 72.4% from 75.2%, which was primarily the result of promotional activity during the quarter as well as higher production costs.

Selling, general and administrative expenses ("SG&A") increased $17.8 million to $131.2 million compared to $113.4 million for the second quarter of 2019, primarily due to higher OPTAVIA commission expense as a result of our growth in OPTAVIA sales for the quarter along with incremental professional service costs in connection with the Schedule 13D filing, and additional coach incentives during the quarter. SG&A as a percentage of revenue decreased 100 basis points year-over-year to 59.6% of revenue. Non-GAAP adjusted SG&A increased $16.4 million to $129.8 million and Non-GAAP adjusted SG&A as a percentage of revenue decreased 160 basis points year-over-year to 59.0%. Non-GAAP adjusted SG&A excludes expenses in connection with the Schedule 13D filing of $1.2 million and severance related costs of $0.2 million resulting from organizational change with the Company's Chief Financial Officer.

Income from operations increased $0.7 million to $28.1 million from $27.4 million in the prior-year period primarily as a result of increased gross profit partially offset by increased SG&A. Income from operations as a percentage of revenue was 12.8% for the quarter, a decrease of 180 basis points from the year-ago period. Non-GAAP adjusted income from operations increased $2.2 million to $29.5 million. Non-GAAP adjusted income from operations as a percentage of revenue was 13.4%, a decrease of 120 basis points from the year-ago period.

The effective tax rate was 22.1% for the second quarter of 2020 compared to a 23.0% expense in the year-ago period.

Second quarter net income was $21.9 million, or $1.86 per diluted share, based on approximately 11.8 million shares outstanding. Non-GAAP adjusted net income was $23.1 million, or $1.96 per diluted share. Second quarter 2019 net income was $21.4 million, or $1.75 per diluted share, based on approximately 12.2 million shares outstanding.

Balance Sheet

The Company's balance sheet remains strong with cash, cash equivalents, and investment securities of $145.4 million as of June 30, 2020 compared to $92.7 million at December 31, 2019. The Company remains free of interest-bearing debt.

The Company declared a quarterly cash dividend of $13.4 million, or $1.13 per share that is payable on August 6, 2020. The Company repurchased 46,075 common shares during the second quarter of 2020. There are approximately 2,323,000 shares of common stock remaining under the Company's share repurchase program. Medifast expects to maintain a program of paying dividends on a quarterly basis and intends to utilize its share repurchase program as opportunities arise.

Conference Call Information

The conference call is scheduled for today, Wednesday, August 5, 2020 at 4:30 p.m. ET. The call will be broadcast live over the Internet hosted at the Investor Relations section of Medifast's website at www.MedifastInc.com or directly at https://www.webcaster4.com/Webcast/Page/1029/35743, and will be archived online through August 19, 2020. In addition, listeners may dial (855) 560-2579.

A telephonic playback will be available from 6:30 p.m. ET, August 5, 2020, through August 12, 2020. Participants can dial (877) 344-7529 to hear the playback and enter passcode 10146306.

About Medifast®:

Medifast (NYSE: MED) is the company behind one of the fastest-growing health and wellness communities, OPTAVIA®, which offers Lifelong Transformation, One Healthy Habit at a Time®. Based on nearly 40 years of experience, Medifast has redefined direct selling by combining the best aspects of the model. Its community of thousands of independent OPTAVIA Coaches teach Clients to develop holistic healthy habits through products and clinically proven plans, the Habits of Health® Transformational System and comprehensive support from a community of like-minded people. In 2019, Medifast expanded the OPTAVIA movement globally, beginning with the Asia-Pacific region. Medifast is traded on the New York Stock Exchange and was named to Fortune's 100 Fastest-Growing Companies list in 2019 and Forbes' 100 Most Trustworthy Companies in America List in 2016 and 2017. For more information, visit www.MedifastInc.com or www.OPTAVIA.com.

MED-F

Forward Looking Statements

Please Note: This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as "intend," "anticipate," "expects" or other similar words or the negative of such terminology. Similarly, descriptions of Medifast's objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. Medifast believes this release should be read in conjunction with all of its filings with the United States Securities and Exchange Commission and cautions its readers that these forward-looking statements are subject to certain events, risks, uncertainties, and other factors. Some of these factors include, among others, the impact of the COVID-19 pandemic on Medifast's results, Medifast's inability to attract and retain independent OPTAVIA Coaches and clients, Medifast's inability to prevent the use of stolen identities and credit cards outside of the Company's systems to transact business on the Company's e-commerce sites, increases in competition, litigation, regulatory changes, the severity, length and ultimate impact of COVID-19 on people and economies, and Medifast's planned growth into new domestic and international markets and new channels of distribution. Although Medifast believes that the expectations, statements, and assumptions reflected in these forward-looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q, for the quarter ended March 31, 2020, and other filings filed with the United States Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

MEDIFAST, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED) (in thousands, except per share amounts & dividend data)

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019

Revenue	$219,999	$187,103	$398,460	$352,979
Cost of sales	60,699	46,393	103,920	87,122
Gross profit	159,300	140,710	294,540	265,857

Selling, general, and administrative	131,201	113,355	242,908	213,787

Income from operations	28,099	27,355	51,632	52,070

Other income
Interest income, net	58	425	168	737
Other income (expense)	1	(2)	(18)	(8)
	59	423	150	729

Income from operations before income taxes	28,158	27,778	51,782	52,799

Provision for income taxes	6,223	6,395	11,370	10,666

Net income	$21,935	$21,383	$40,412	$42,133

Earnings per share - basic	$1.86	$1.80	$3.43	$3.55

Earnings per share - diluted	$1.86	$1.75	$3.42	$3.45

Weighted average shares outstanding
Basic	11,777	11,861	11,774	11,870
Diluted	11,821	12,218	11,822	12,229

Cash dividends declared per share	$1.13	$0.75	$2.26	$1.50

MEDIFAST, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED) (in thousands, except par value)

	June 30,	December 31,
	2020	2019

ASSETS
Current Assets
Cash and cash equivalents	$130,828	$76,974
Accounts receivable-net of doubtful accounts of $61 and $235 at
June 30, 2020 and December 31, 2019, respectively	836	1,437
Inventories	38,580	48,771
Investment securities	14,564	15,704
Income taxes, prepaid	-	5,169
Prepaid expenses and other current assets	6,437	6,096
Total current assets	191,245	154,151

Property, plant and equipment - net of accumulated depreciation	24,574	26,039
Right-of-use assets	11,362	12,803
Other assets	2,833	353
Deferred tax assets	2,071	1,307

TOTAL ASSETS	$232,085	$194,653

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$103,335	$76,220
Current lease obligations	3,270	3,168
Total current liabilities	106,605	79,388

Lease obligations, less current lease obligations	8,744	10,433
Total liabilities	115,349	89,821

Stockholders' Equity
Common stock, par value $.001 per share: 20,000 shares authorized;
11,806 and 12,272 issued and 11,756 and 11,764 outstanding
at June 30, 2020 and December 31, 2019, respectively	12	12
Additional paid-in capital	2,871	-
Accumulated other comprehensive income	99	25
Retained earnings	118,754	168,788
Less: Treasury stock at cost, 46 and 489 shares at June 30, 2020 and December 31, 2019, respectively	(5,000)	(63,993)
Total stockholders' equity	116,736	104,832

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$232,085	$194,653

Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding our results, we disclose various non-GAAP financial measures in our quarterly earnings press release and other public disclosures. The following GAAP financial measures have been presented on an as adjusted basis: SG&A expenses, income from operations, net income and diluted earnings per share. Each of these non-GAAP financial measures excludes the impact of certain amounts as further identified below that the Company believes are not indicative of its core ongoing operational performance. A reconciliation of each of these non-GAAP financial measures to its most comparable GAAP financial measure is included below. These non-GAAP financial measures are not intended to replace GAAP financial measures.

We use these non-GAAP financial measures internally to evaluate and manage the Company's operations because we believe they provide useful supplemental information regarding the Company's on-going economic performance. We have chosen to provide this information to investors to enable them to perform more meaningful comparisons of operating results and as a means to emphasize the results of on-going operations.

The following tables reconcile the non-GAAP financial measures included in this report (in thousands):

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019

Selling, general, and administrative	$131,201	$113,355	$242,908	$213,787
Adjustments
Professional services for 13D Filing	1,203	-	5,811	-
Incremental severance costs	239	-	1,237	-
Non-GAAP Adjusted selling, general, and administrative	$129,759	$113,355	$235,860	$213,787

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019

Income from operations	$28,099	$27,355	$51,632	$52,070
Adjustments
Professional services for 13D Filing	1,203	-	5,811	-
Incremental severance costs	239	-	1,237	-
Non-GAAP Adjusted income from operations	$29,541	$27,355	$58,680	$52,070

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019

Net income	$21,935	$21,383	$40,412	$42,133
Adjustments, net of tax
Professional services for 13D Filing	937	-	4,535	-
Incremental severance costs	186	-	965	-
Non-GAAP Adjusted net income	$23,058	$21,383	$45,912	$42,133

Diluted earnings per share (1)	$1.86	$1.75	$3.42	$3.45
Impact for adjustments (1)	0.10	-	0.47	-
Non-GAAP Adjusted diluted earnings per share (1)	$1.96	$1.75	$3.89	$3.45

(1) The weighted-average diluted shares outstanding used in the calculation of these non-GAAP financial measures are the same as the weighted-average shares outstanding used in the calculation of the reported per share amounts.

CONTACT: ICR, Inc., Scott Van Winkle, scott.vanwinkle@icrinc.com, (617) 956-6736